Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Invest Green Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, par value $0.0001, and one right to receive one tenth (1/10) of a Class A ordinary share (2)	Rule 457(a)	23,000,000	$10.00	$230,000,000	0.0001531	$35,213.00
Fees to be Paid	Equity	Class A ordinary shares included as part of the Units(3)	Rule 457(g)	23,000,000	—	—	—	—	(4)
Fees to be Paid	Equity	Share Rights included as part of the Units(3)	Rule 457(g)	23,000,000	—	—	—	—	(4)
Fees to be Paid	Equity	Class A ordinary shares underlying the Share Rights included as part of the Units (3)	Rule 457(a)	2,300,000	$10.00	$23,000,000	0.0001531	$3,521.30
	Total Offering Amounts					$253,000,000		$38,734.30
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$38,734.30

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Represents 23,000,000 units, including 20,000,000 units to be issued in the offering and up to 3,000,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one Class A ordinary share and one right to receive one tenth (1/10) of a Class A ordinary share.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g).